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                                    FORM 11-K


(Mark One)

     /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

     For the fiscal year ended January 1, 1994

                                       OR

     / / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from _______ to _______

Commission file number 1-7724

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below: Snap-on Tools Corporation 401(k) Personal Savings Plan, Snap-on Tools Corporation Personal Savings Plan for Collective Bargained Groups, and Sun Electric Corporation Retirement Savings Plan.

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office: Snap-on Incorporated, 2801 - 80th Street, Kenosha, Wisconsin, 53140

The information required by Item 4 of Form 11-K has been filed in paper with the Securities and Exchange Commission under cover of Form SE pursuant to General Instruction E to Form 11-K and Item 311(c) of Regulation S-T. Such filing was made on the date hereof, prior to the submission hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 14, 1994               SNAP-ON TOOLS 401(k) PERSONAL SAVINGS PLAN



                                   By:  /s/ Daniel Kugler
                                       ------------------------------------
                                       Daniel Kugler, as Plan Administrator

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                                INDEX TO EXHIBITS


Exhibit                                                          Sequential
Number         Description                                       Page No.
- - -------        -----------                                       --------

23             Consent of Independent Public Accountants         4

                                      - 3 -